Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      Employment Agreement dated as of July 12, 2004, between PHARMOS CORPORATION, a Nevada corporation (with its successors and assigns, referred to as the "Corporation") and JAMES A. MEER (hereinafter referred to as "MEER").

                              PRELIMINARY STATEMENT

      The Corporation desires to employ MEER as Vice President, Chief Financial Officer, Secretary and Treasurer of the Corporation, and MEER wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and MEER also wish to enter into the other agreements set forth in this Agreement, all of which are related to MEER's employment under this Agreement.

                                    AGREEMENT

      MEER and the Corporation therefore agree as follows:

      1. Term of Employment. The Corporation hereby employs MEER and MEER hereby accepts employment with the Corporation for the period (the "Initial Term") commencing on the date hereof (the "Commencement Date"), and ending on the first anniversary of the date hereof or upon the earlier termination of the Initial Term pursuant to Section 6. The Initial Term will be extended automatically for additional one-year periods (each, an "Additional Term," together with the Initial Term, the "Term"), subject to the rights of the parties generally to terminate this Agreement in accordance with the provisions of Section 6(a). The termination of the Term for any reason shall end MEER's employment under this Agreement, but, except as otherwise set forth herein, shall not terminate MEER's or the Corporation's other agreements in this Agreement.

      2. Position and Duties. Upon the commencement of the Initial Term, MEER shall serve as Vice President, Chief Financial Officer, Secretary and Treasurer of the Corporation. Unless this Agreement is terminated for the consideration stated herein, MEER's will also assume the title and position of Senior Vice President starting six months from the Commencement Date. MEER shall be evaluated in 2005 for promotion to Executive Vice President subject to approval by the Corporation's Board of Directors (the "Board"). MEER shall also hold such additional positions and titles as the Chief Executive Officer of the Corporation ("CEO") may determine from time to time. MEER shall report to the CEO or the Chief Operating Officer. During the Term, MEER shall devote his full time and attention to performing his duties as an employee of the Corporation, which include matters relating to the Corporation's accounting practices, internal controls, finance, administration and investor relations. MEER understands will require from time to time travel to and from the Corporation's offices in Israel.


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      3. Compensation.

            (a) Base Salary. The Corporation shall pay MEER a base salary, beginning on the first day of the Initial Term and ending on the last day of the Initial Term, of $235,000 per annum, payable semi-monthly on the Corporation's regular pay cycle for professional employees. Following the Initial Term, the Board shall in accordance with its customary review of executive management compensation, review MEER's base salary and make adjustments the Board (or its Compensation Committee) feels are appropriate, but in any event MEER's base salary shall not be lower than $235,000.

            (b) Other and Additional Compensation.

                  (i) Annual Bonus. During the Term, MEER shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the CEO and approved by the Compensation and Stock Option Committee of the Board. It is hereby agreed that for the Initial Term, the bonus paid to MEER shall be not less than $50,000.

                  (ii) Stock Options. As soon as practicable following execution of this Agreement and subject to the approval of the Board, MEER shall be granted options for the purchase of up to 150,000 shares (the "Initial Option Grant") of the Corporation's common stock under the Corporation's 2000 Amended and Restated Stock Option Plan (the "Plan"). The terms of the grant, including the vesting schedule and exercise price of the Initial Option Grant shall be as set forth in a separate option agreement executed by and between the parties.

                  (iii) Additional Compensation. The foregoing establishes the minimum compensation during the Term and shall not preclude the Board from awarding MEER a higher salary or any additional bonuses or stock options in the event of a successful financing or otherwise, and in any event, in the discretion of the Board.

      4. Employee Benefits.

            (a) General. During the Term, MEER shall be entitled to the employee Benefits generally made available to the Corporation's executive officers, including four-weeks paid vacation, participation in the Corporation's 401(k) plan, Employee Stock Purchase Plan (or other plans that may be made available from time to time to the Corporation's executive officers), and current health and/or dental insurance benefits made available by the Corporation to its employees.

            (b) Other Benefits. During the Term, MEER shall be entitled to an annual payment in an amount not exceeding $8,500 which shall be applied towards the costs of maintaining a whole life insurance policy in MEER's name for an amount not less than $500,000. The Corporation shall, in addition, provide MEER with a monthly car allowance of up to $400. As soon as reasonably practicable following the date hereof, the Corporation shall arrange for and maintain short-term and long-term disability policies for benefit of MEER in such amounts generally customary for similarly situated executive employees in the industry.


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

      5. Expenses. During the Term, the Corporation shall reimburse MEER for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

      6. Termination; Non-Renewal.

            (a) General. The Term shall end immediately upon MEER's death, or upon termination for Cause, Disability, Change of Control or Good Reason, each as defined in Section 7. Upon termination of the Term due to MEER's death, all compensation due MEER under this Agreement will cease. In all other cases, (i) the Corporation may terminate this Agreement either upon sixty (60) days prior written notice, if such termination shall be effective in the calendar year 2004, or otherwise upon ninety (90) days written notice and (ii) MEER may terminate this Agreement upon sixty (60) days written notice. The parties agree that the mere act to providing notice to the other party of termination shall not in any event be deemed to provide such other party the right to immediately terminate this Agreement.

      The Corporation may elect not to renew this Agreement by giving no less than 60 days written notice prior the expiration of the Initial Term and no less than 90 days written notice prior to the expiration of any subsequent Term. MEER may elect not to renew this Agreement by giving not less than 60 days written notice prior to the expiration of any Term. Upon the receipt of any notice of non-renewal as provided in this Section 6(a), MEER shall continue to compensated in the manner set forth in this Agreement until the expiration of the applicable Term.

            (b) Notice of Termination - Generally. Any termination by the Corporation of MEER's employment hereunder shall be in writing and delivered to MEER at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

            (c) Termination by the Corporation for Cause. Any written notice of termination by the Corporation of MEER for Cause shall, to the extent determined by the CEO or the Board that the Cause is curable, allow MEER the opportunity to cure, but in any event no more than ten (10) days. Such notice of termination shall also state in reasonable detail the Board's understanding of the facts leading to the determination of Cause. Upon the Corporation's final termination of the Term for Cause, all compensation due to MEER under this Agreement will cease. Moreover, any unexercised portions of the Initial Option Grant or other stock option grants to MEER by the Corporation shall expire upon such termination.

            (d) Termination by the Corporation upon a Change of Control. In the event that the Corporation terminates its relationship with MEER within one (1) year of a "Change of Control", as defined in Section 7(c), MEER shall receive the following:

                  (i) an amount equal to eighteen (18) months of base salary for the then current Term (which is in addition to the base salary paid to MEER after the Corporation's delivery of notice of termination pursuant to Section 6 and the actual date of termination); and


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                  (ii) the full vesting of the Initial Option Grant and any
other stock option grants to MEER by the Corporation, and extended exercisability thereof until their respective expiration dates; and

                  (iii) Other Compensation (as defined in Section 9).

      For the avoidance of doubt, MEER shall be entitled to the foregoing benefits once notice of termination is given by the Corporation pursuant to this
Section 6(d), regardless of his subsequent Death or Disability.

            (e) Termination by the Corporation other than upon Change of Control, Death, Disability or Cause. In the event that the Corporation terminates its relationship with MEER, including a non-renewal of this Agreement by the Corporation effective upon the expiration of the Initial Term or a subsequent Term but other than upon a Change of Control, Death, Disability or Cause, MEER shall receive the following:

                  (i) if employment was terminated during the calendar year 2004 or if the Corporation elects not to renew the Agreement beyond the Initial Term, an amount equal to six (6) months of base salary, or $117,500; if employment was terminated commencing in the calendar year 2005 or if the Corporation elects not to renew this Agreement following the Initial Term, an amount equal to twelve
(12) months of base salary for the then current Term;

                  (ii) if employment was terminated during the calendar year 2004 or if the Corporation elects not to renew the Agreement beyond the Initial Term, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable for a period of one (1) year following termination of employment; if employment was terminated commencing in the calendar year 2005 and thereafter or if the Corporation elects not to renew this Agreement following the Initial Term, all stock options granted to MEER (including without limitation the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates; and

                  (iii) Other Compensation.

            (f) Termination by MEER upon Good Reason or Change of Control. In the event MEER terminates his relationship with the Corporation for "Good Reason" as defined in Section 7, within one (1) year of the occurrence of the event which established the "Good Reason," or within one (1) year of a Change of Control, MEER shall receive the following:

                  (i) if the termination occurred during the calendar year 2004 for Good Reason, an amount equal to six (6) months of base salary, or $117,500; if the termination occurred during the calendar year 2004 due to a Change of Control, an amount equal to twelve (12) months of base salary, or $235,000; if termination occurred during the calendar year 2005 or thereafter, an amount equal to twelve (12) months of the then current base salary;

                  (ii) if termination occurred during the calendar year 2004, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be


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exercisable for a period of one (1) year following termination of employment, except that if termination is by MEER for Good Reason subsequent to a Change of Control, then 100% of the any option grants to MEER (including, without limitation, the Initial Option Grant) shall vest and shall remain exercisable until its respective expiration dates; if employment was terminated commencing in the calendar year 2005 and thereafter, all stock options granted to MEER (including, without limitation, the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates; and

                  (iii) Other Compensation.

      MEER shall provide prior written notice to the Corporation of his termination pursuant to this Section 6(f), and such notice shall describe the particular "Good Reason(s)" at issue.

      7. Definitions.

            (a) "Cause" Defined. "Cause" means (i) willful malfeasance or willful misconduct by MEER in connection with his employment; (ii) MEER's gross negligence in performing any of his duties under this Agreement; (iii) MEER's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) MEER's habitual drunkenness or excessive absenteeism not related to illness; (iv) MEER's material breach of any written policy applicable to all employees adopted by the Corporation; or (vi) material breach by MEER of any of his agreements in this Agreement.

            (b) "Disability" Defined. "Disability" shall mean MEER's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, MEER shall continue to receive his base salary hereunder, provided that if the Corporation provides MEER with disability insurance coverage, payments of MEER's base salary shall be reduced by the amount of any disability insurance payments received by MEER due to such coverage. Upon termination, after the end of the period of Disability, all compensation due MEER under this Agreement shall cease.

            (c) "Change of Control" Defined. "Change of Control" shall mean the occurrence of any one or more of the following events:

                  (i) An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding Voting Securities.

                  (ii) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty-one percent (51%) of the Board; or


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                  (iii) Approval by the Board and, if required, stockholders of the Corporation of, or execution by the Corporation of any agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

                        (A) A merger, consolidation or reorganization involving the Corporation, where either or both of the events described in Section 7(c)(i) or 7(c)(ii) would be the result;

                        (B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, the Corporation; or

                        (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a subsidiary of the Corporation).

      Notwithstanding anything contained in this Agreement to the contrary, if MEER's employment is terminated prior to a Change in Control and MEER reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or
(ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to MEER shall mean the date immediately prior to the date of such termination of MEER's employment.

            (d) "Good Reason" Defined. "Good Reason" shall mean the occurrence, whether or not after a Change in Control, of any of the events or conditions described below:

                  (i) a change in MEER's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to MEER of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect immediately prior to such change; or any removal of MEER from or failure to reappoint or reelect him to any of such offices or positions (except in those cases where such failures to reappoint or reelect are either at the request of MEER, in connection with a general corporate restructuring of officer responsibilities or a result of the promotion of MEER);

                  (ii) the Corporation's requiring MEER to be based at any place outside a 50-mile radius from Iselin, New Jersey except for required travel relating to the Corporation's business (including travel to Israel);

                  (iii) the failure by the Corporation to (a) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which MEER was participating at any time prior to such failure, or (b) provide MEER with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or


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reward opportunities) to those provided for under each other employee benefit plan, program and practice in which MEER was participating at any time prior to such failure; or

                  (iv) any material breach by the Corporation of any provision of this Agreement which is not cured within ten (10) days after the receipt of written notice by the Corporation of a description of the breach; or

                  (v) any failure to award MEER bonus payments and/or increases in base salary in a manner consistent with the practice of the Corporation prior to such failure.

      8. Payment Terms. Payment of any amounts to which MEER shall be entitled pursuant to the provisions of Sections 6 and 7 shall be made no later than sixty
(60) days following receipt of notice of termination or the event giving rise to such termination. Any amounts payable pursuant to Sections 6 and 7 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five points above the "prime rate" of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

      9. Post-Termination Benefits.

      The benefits hereunder shall be deemed the "Other Compensation" referenced in Section 6(d), 6(e) and 6(f) hereof. Except if MEER resigns without Good Reason (other than retirement on or after the age of 62), in the event MEER's employment with the Corporation is terminated for any reason prior to the end of the Term, MEER and his dependents, if any, will continue to participate in any group health plan sponsored by the Corporation in which MEER was participating on the date of such termination, at a cost to MEER and his dependents equal to the amount charged by the Corporation to similarly situated employees while employed by the Corporation, for the remainder of the Initial Term or, if termination occurs within an Additional Term, for the remainder of such Additional Term. Thereafter, MEER and his dependents, if any, shall be entitled to elect to continue such health coverage, at a cost to MEER and his dependents equal to the amount charged by the Corporation to similarly situated employees while employed by the Corporation, for the longest period of time permitted by the agents of the Corporation who arrange for such health coverage, with such period to last at least twelve (12) months from the date of termination. Upon termination for any reason, in addition to any payments to which MEER may be entitled upon termination of his Employment pursuant to any provision of this Agreement, MEER shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life insurance) in which MEER was participating on the date of any such termination

      10. Confidentiality.

            (a) "Corporation Information" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).


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            (b) Confidentiality. MEER hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. MEER therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that MEER is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, MEER will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, MEER may furnish the material so required to be furnished, but MEER will furnish only that portion of the Corporation Information that legally is required.

      11. Successors and Assigns.

            (a) The Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to MEER may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of MEER shall be for the sole personal benefit of MEER, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against MEER. Except as so provided, this Agreement shall inure to the benefit of and be binding upon MEER and his personal representatives, distributees and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

            (c) In the event of any dispute between MEER and the Corporation relating to this Agreement which follows a Change of Control, the Corporation will pay all reasonable legal expenses incurred by MEER in connection with such dispute unless an arbitrator or a court of competent jurisdiction determines that the facts surrounding such dispute originates from events that occurred prior to the Change of Control.

      12. Entire Agreement. This Agreement, together with the Initial Option Grant, represents the entire agreement between the parties concerning MEER's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between MEER and the Corporation relating to the subject matter of this Agreement.

      13. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by MEER and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such


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other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      14. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to MEER:                      James A. Meer
                                 c/o Pharmos Corporation
                                 99 Wood Avenue South, Suite 301
                                 Iselin, NJ 08630Attention: James A. Meer

If to the Corporation:           Pharmos Corporation
                                 99 Wood Avenue South, Suite 301
                                 Iselin, NJ 08630
                                 Attention: President

with a copy to:                  Ehrenreich Eilenberg & Krause LLP
                                 11 East 44th Street
                                 New York, NY 10017
                                 Attention: Adam D. Eilenberg, Esq.

      Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and MEER that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.


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      17. Headings. All descriptive headings of sections and paragraphs in this
Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      18. Withholding Taxes. All salary, benefits, reimbursements and any other payments to MEER under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      20. Applicable Law; Jurisdiction. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against MEER with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Corporation may elect in its sole discretion, and MEER hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

          [THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        ________________________________________
                                        JAMES A. MEER

                                        PHARMOS CORPORATION


                                        By: ____________________________________
                                            HAIM AVIV, CEO


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